Exhibit 3.4.1

AMENDMENT TO BYLAWS OF MOSYS, INC.

The Board of Directors of MoSys, Inc. has approved the following amendment to the bylaws of the corporation effective December 20, 2007.  As amended, Sections 8.3, 8.4 and 8.10 of the bylaws have been amended to read in their entirety as follows:

8.3           Stock Certificates; Partly Paid Shares.

The shares of the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares and that the Corporation may issue uncertificated shares upon the transfer of certificated shares unless otherwise requested by the transferee of such shares.  Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation.  Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation by the chairman or vice-chairman of the Board of Directors, or the president or vice-president, and by the chief financial officer or an assistant treasurer, or the secretary or an assistant secretary of such Corporation representing the number of shares registered in certificate form.  Any or all of the signatures on the certificate may be a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor.  Upon the face or back of each stock certificate issued to represent any such partly paid shares, upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated.  Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

8.4           Special Designation On Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation issues to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the Delaware General Corporation Law, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock, and in the case of uncertificated shares issued by the Corporation, there shall be provided to the holder thereof a notice in accordance with Section 151(f) of the Delaware General Corporation Law that contains, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

8.10         Transfer of Stock.

Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation upon proper request to issue a new certificate or uncertificated shares, as the case may be, to the person entitled thereto, cancel the old certificate, and record the transaction in its books.  In connection with a request for the transfer of uncertificated shares, the Corporation shall comply, or shall cause the transfer agent of the Corporation to comply, with the registration provisions of Part 4 of Article 8 of the Delaware Uniform Commercial Code.

s/Monte Crawford
Secretary of MoSys, Inc.